UNITED STATES
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Intermec, Inc.

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Honeywell International Inc.

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News Release

Contacts:
Media	Investor Relations
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL FORECASTS 2013 SALES OF $39.0-39.5 BILLION, UP 4-5%; PROFORMA EARNINGS PER SHARE OF $4.75-4.95, UP 6-11%

Company Also Reaffirms 2012 Outlook At Midpoint Of Previous Guidance And Announces Plan To Acquire Intermec For Approximately $600 Million

•	Company Forecasts 1-3% Organic Sales Increase, Up 4-5% Including Acquisitions And F/X

•	2013 Earnings Growth Driven By Strong Operational Performance And Sales Conversion

•	Continued Robust Cash Flow Generation Provides Flexibility To Deliver Value

•	Intermec Reflected In 2013 Outlook; Expands Scale And Global Reach In Scanning & Mobility

MORRIS TOWNSHIP, N.J., December 10, 2012 — Honeywell (NYSE: HON) today announced its 2013 financial forecast and reaffirmed its 2012 outlook at the midpoint of its previous guidance ranges, reflected below.

2013 Guidance

	2012	2013	Change
	Guidance	Guidance	vs. 2012

Sales	~$37.5B	$39.0 - $39.5B	4 - 5%

Segment Margin	~15.6%	15.8 - 16.1%	20 - 50 bps

Operating Income Margin[1]	~13.7%	14.2 - 14.5%	50 - 80 bps

Earnings Per Share[1]	~$4.47	$4.75 - $4.95	6% - 11%

Free Cash Flow[2]	~$3.7B	~$3.7B	~Flat

1.	Proforma, V% / BPS Excludes Any Pension Mark to Market Adjustment
2.	Free Cash Flow (Cash Flow from Operations Less Capital Expenditures) Prior to Any NARCO Related Payments and Cash Pension Contributions

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2013 Outlook - 2

          “We expect 2012 to be another year of strong execution for Honeywell, building on an established track record over the past decade,” said Honeywell Chairman and CEO Dave Cote. “We’re achieving good sales growth, record margins, and double digit EPS growth while continuing to generate strong free cash flow. Importantly, we’ll have achieved these results while continuing to invest in our future growth. We’ve done a lot over the past decade to transform Honeywell and today we’re achieving top-tier performance with a differentiated and balanced mix of long- and short-cycle businesses, a successful pipeline of new products, geographic expansion, and continued focus on our key initiatives. While we’re planning for a continued slow-growth macro environment in 2013, we will remain flexible and adhere to our disciplined focus on growth, efficiency and competitiveness, driving sales and margins higher. Our productivity enablers, including the Honeywell Operating System, Functional Transformation, Organizational Efficiency, and Velocity Product Development™, will continue to be long-term differentiators for the company and we anticipate that each will be a meaningful contributor to strong earnings growth and cash generation in 2013.”

Intermec Acquisition

          Honeywell also announced today that it has signed a definitive agreement to acquire Intermec (NYSE: IN), a leading provider of mobile computing, radio frequency identification solutions (RFID) and bar code, label and receipt printers for use in warehousing, supply chain, field service and manufacturing environments for $10 per share in cash, or an aggregate purchase price of approximately $600 million, net of cash and debt acquired. The transaction is expected to further enhance Honeywell’s scale in rugged mobile computing devices, building on its Scanning & Mobility franchise within the company’s Automation and Control Solutions portfolio.

          The purchase price translates to approximately ten times Intermec’s trailing 12 months (TTM) earnings before interest, taxes, depreciation and amortization (EBITDA) as of September 30, 2012, excluding certain corporate and public company costs, or approximately five times on a synergy adjusted run-rate basis. The transaction is expected to close by the end of the second quarter of 2013 pending Intermec shareholder approval and following customary regulatory reviews.

          “The addition of Intermec is a natural extension to our Scanning & Mobility business, which was established through the successful acquisitions of Hand Held Products, Metrologic and

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2013 Outlook - 3

EMS,” said Honeywell Automation and Control Solutions President and Chief Executive Officer Roger Fradin. “While Intermec strengthens our core scanning and mobile computing business, it opens up entirely new opportunities in RFID, voice solutions and barcode and receipt printing segments that we currently don’t serve. It expands our product offerings and strengthens our intellectual property portfolio putting us in position to be a technology leader for years to come in the highly attractive automatic identification and data capture (AIDC) industry. Intermec has extensive engineering capability and broad sales reach that we look forward to integrating into our existing organization in an effort to build a leading position in the AIDC marketplace. Once again, our world class acquisition integration process will deliver value to shareholders.”

          Upon completion of the acquisition, Intermec would become part of Honeywell Scanning & Mobility in Honeywell’s Automation and Control Solutions business. Intermec employs approximately 2,200 employees and operates more than 65 offices worldwide, serving nearly every region globally. The company is headquartered in Everett, Washington.

          Although the transaction would be dilutive in 2013 by three to four cents, the estimated impact is included in the company’s announced 2013 earnings per share guidance range, and Honeywell anticipates Intermec to be accretive in 2014.

          Honeywell will discuss its 2013 Outlook during its investor conference call today starting at 10:00 a.m. EST. To participate, please dial (800) 862-9098 (domestic) or (785) 424-1051 (international) a few minutes before the 10:00 a.m. EST start. Please mention to the operator that you are dialing in for Honeywell’s December Outlook Call or use the conference ID HON1212. The live webcast of the investor call and related presentation materials will be available through the “Investor Relations” section of the company’s Website (http://www.honeywell.com/investor). The presentation materials will be in Adobe Acrobat format. Investors can access a replay of the conference call from 12:00 p.m. EST, December 10, until midnight, December 17, dialing (800) 388-6509 (domestic) or (402) 220-1111 (international).

Additional Information and Where to Find It

          This press release relates to a proposed transaction between Honeywell and Intermec. This press release is not a substitute for the proxy statement that Intermec intends to file with the SEC or any other documents that Intermec may file with the SEC or send to its stockholders in connection with the proposed transaction. Before making any voting decision, Intermec investors and stockholders are urged to read the proxy statement and all other relevant documents filed or

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2013 Outlook - 4

that will be filed by Intermec with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction and related matters.

          The proxy statement and any other relevant documents (when they become available) that are filed or that will be filed with the SEC by Intermec are available free of charge through the website maintained by the SEC at www.sec.gov or by contacting Intermec Investor Relations at (425) 348-2600.

Participants in the Solicitation

          Intermec and its directors, executive officers and other members of their management may be deemed to be participants in the solicitation of proxies from Intermec’s stockholders in connection with the proposed transaction. Information regarding Intermec’s directors and executive officers is available in Intermec’s proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 12, 2012, and is available free of charge through the website maintained by the SEC at www.sec.gov or by contacting Intermec Investor Relations at (425) 348-2600. Additional information regarding participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement Intermec intends to file with the SEC.

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and performance materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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2013 Outlook - 5

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow, Prior to Cash Pension Contributions (Unaudited)
(Dollars in millions)

2012 Guidance

Cash provided by operating activities	~$3,600

Expenditures for property, plant and equipment	~(900)

Free cash flow	~$2,700

Cash pension contributions	~1,000

Free cash flow, prior to cash pension contributions	~$3,700

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, repay debt obligations prior to their maturities, or make cash pension contributions. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

2013 Outlook - 6

Honeywell International Inc.

Reconciliation of Segment Profit to Operating Income Excluding Pension Mark to Market Adjustment and Calculation of
Segment Profit and Operating Income Margin Excluding Pension Mark to Market Adjustment (Unaudited)
(Dollars in millions)

2012 Guidance

Segment Profit	~$5,900

Stock compensation expense (A)	~(175)
Repositioning and other (A, B)	~(450)
Pension ongoing expense (A)	~(50)
Pension mark to market adjustment (A)	TBD
Other postretirement income/(expense) (A)	~(75)

Operating Income	~$5,150
Pension mark to market adjustment (A)	TBD

Operating Income excluding pension mark to market adjustment	~$5,150

Segment Profit	~$5,900
÷ Sales	~$37,500

Segment Profit Margin %	~15.6%

Operating Income	~$5,150
÷ Sales	~$37,500

Operating Income Margin %	~13.7%

Operating Income excluding pension mark to market adjustment	~$5,150
÷ Sales	~$37,500

Operating Income Margin excluding pension mark to market adjustment %	~13.7%

(A) Included in cost of products and services sold and selling, general and administrative expenses.
(B) Includes repositioning, asbestos, environmental expenses and equity income adjustment.